EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Vivakor, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of August 11, 2022.

JORGAN DEVELOPMENT, LLC

By:	/s/ James Ballengee
Name: James Ballengee
Title: Manager

JBAH HOLDINGS, LLC

By:	/s/ James Ballengee
Name: James Ballengee
Title: Manager

/s/ James Ballengee
James Ballengee